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                                PULTE HOMES, INC.
                                   EXHIBIT 12
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                               Year Ended December 31,
                                                            2004           2003          2002         2001(a)        2000
                                                        ------------   ------------  ------------  ------------  ------------
Earnings:
Income from continuing operations before taxes             1,600,537        998,619  $    729,124  $    498,683  $    355,641
Add:
Fixed Charges                                                231,252        202,716       185,372       137,982        78,599
Amortization of Capitalized Interest                         133,049         78,708        48,697        36,006        28,019
Subtract:
Capitalized Interest                                        (156,056)      (136,308)     (123,086)      (80,399)      (33,130)
Undistributed earnings of 50% or less owned affiliates       (21,625)       (36,186)       (7,716)      (13,546)       (9,628)
                                                        ------------   ------------  ------------  ------------  ------------
Income as adjusted                                      $  1,787,157   $  1,107,549  $    832,391  $    578,726  $    419,501
                                                        ------------   ------------  ------------  ------------  ------------
Fixed Charges:
Interest expensed and capitalized                            212,418        186,339       169,255       125,949        70,228
Portion of rents representative of interest factor            18,834         16,377        16,117        12,033         8,371
                                                        ------------   ------------  ------------  ------------  ------------
Fixed charges                                           $    231,252   $    202,716  $    185,372  $    137,982  $     78,599
                                                        ------------   ------------  ------------  ------------  ------------
Ratio of earnings to fixed charges (b)                          7.73           5.46          4.49          4.19          5.34
                                                        ============   ============  ============  ============  ============

      Note: The ratios of earnings to fixed charges set forth above are computed on a total enterprise basis, except for our discontinued thrift operations and Argentina operations, which are excluded. Fixed charges include interest incurred and a portion of rent expense, which represents the estimated interest factor and amortization of debt expense.

        (a) Calculations for 2001 include the operations of Del Webb Corporation since July 31, 2001, the date on which our merger with Del Webb Corporation closed.

        (b) In January 2005, the Company sold all of its Argentina operations. At December 31, 2004, the Argentina operations have been classified as held for sale and presented as discontinued operations in the consolidated financial statements . All prior periods have been reclassified to conform to the 2004 presentation.